Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement Nos. 333-240219, 333-34282, 333-110000, 333-110001, 333-110002, 333-129618, 333-147109, 333-162762, 333-170355, 333-190377, and 333-225590 on Form S-8 and Nos. 333-44101, 333-82077, 333-83250, 333-46986, 333-103561, 333-145947, 333-195789, and 333-220331 on Form S-3 of our reports dated February 22, 2023, with respect to the consolidated financial statements and financial statement schedule II of Hasbro, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Providence, Rhode Island
February 22, 2023